Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-3

(Form Type)

Intra-Cellular Therapies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, $0.0001 par value	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rights	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities	—	—	—	—	—	—	—	—

Total Offering Amounts	—	—	—	—	—	—	—	—

Total Fees Previously Paid	—	—	—	—	—	—	—	—

Total Fee Offsets	—	—	—	—	—	—	—	—

Net Fee Due	—	—	—	—	—	—	—	—

(1)

An indeterminate amount of the securities of each identified class of securities is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of these registration fees and will pay these registration fees subsequently in advance or on a “pay-as-you-go” basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(3)	Each unit will represent an interest in two or more other securities registered hereunder, which may or may not be separable from one another.